                                                                   EXHIBIT 10.18
                                                                  EXECUTION COPY



================================================================================






                       ORiNOCO PRODUCT PURCHASE AGREEMENT



                                 by and between



                              AGERE SYSTEMS INC.



                                       and



                           LUCENT TECHNOLOGIES INC.



                          Dated as of February 1, 2001






================================================================================

                       ORINOCO PRODUCT PURCHASE AGREEMENT

THIS ORiNOCO PRODUCT PURCHASE AGREEMENT (this "Agreement"), effective as of February 1, 2001 (the "Effective Date"), is by and between Agere Systems Inc., a Delaware corporation, with offices at 555 Union Blvd., Allentown, Pennsylvania 18103 ("Agere") and Lucent Technologies Inc., a Delaware corporation, with offices at 600 Mountain Avenue, Murray Hill, New Jersey 07974 ("Lucent").

                                 R E C I T A L S

   A. WHEREAS, the Board of Directors of Lucent has determined that it is in the best interests of Lucent and its stockholders to separate Lucent's existing businesses into two independent businesses;

   B. WHEREAS, in furtherance of the foregoing separation, Agere and Lucent desire to enter into this Agreement to provide for certain commercial transactions between the parties as described in Section 1, Scope of Agreement, of this Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.  SCOPE OF AGREEMENT

    (a) The terms and conditions of this Agreement shall apply to transactions in which Agere furnishes Products and Licensed Materials to Lucent for the purposes of selling, leasing or otherwise furnishing such Products and Licensed Materials by Lucent to Customers in the Territory and to services furnished by Agere relating to such Products and Licensed Materials.

    (b) Lucent is granted the non-exclusive right to obtain the Products and Licensed Materials from the categories listed or referenced in Schedule 1.1, for purposes of selling, leasing or otherwise furnishing such Products and Licensed Materials only to Customers located within the Territory in the regular course of business. No payment is required as a condition of such grant. In the event Lucent sells or markets Agere Products and Licensed Materials outside of its designated Territory, as defined herein, without prior written Agere consent, in addition to all the rights and remedies available to Agere under this Agreement, at law, in equity, or otherwise, Agere shall have the right to discontinue this Agreement as set forth in the clause, "Termination Of Agreement." Agere may, without the consent of Lucent, add to the Products or Licensed Materials listed in Schedule 1.1.

    (c) Supplemental provisions applicable to this Agreement are set forth in
Schedule 1.2. If any of the terms and conditions of the main body of this Agreement are in conflict with any of the terms of Schedule 1.2, the terms of
Schedule 1.2 shall take precedence.

    (d) Except as set forth in Schedule 1.2 and except for Products sold under Lucent's marks pursuant to Section 7 of this Agreement, Lucent agrees that it has no exclusive right to market or supply any Products or Licensed Materials, nor shall Lucent have the exclusive right to market or supply the same to any market or in any geographic area. Lucent further agrees that no franchise is given herein. Agere expressly reserves the right to contract with others to market and supply such Products and Licensed Materials in the Territory and to itself engage in such marketing and supply, in competition with Lucent, except as set forth in Schedule 1.2 and not in contradiction of the terms of Schedule 1.2.

2.  DEFINITIONS AND SCHEDULES

    (a) For the purpose of this Agreement, the following terms and their definitions shall apply

      "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

      "Customer" shall have the meaning set forth in Schedule 1.2.

      "Drop Ship Orders" means an order to be delivered to any location other than a Lucent Stocking Location.

      "End User Customer" means (i) with respect to Software and Licensed Material, any third party to whom Buyer or a Sublicensee of Buyer has granted rights to use, but not to sublicense, Licensed Materials, and (ii) with respect to Products, a third party who purchases Products primarily for use by such third party and not for resale.

      "Firmware" means a combination of (i) hardware and (ii) Software represented by a pattern of bits contained in such hardware.

      "Licensed Materials" means the Software (whether or not listed in Schedule 1.1) and Related Documentation for which licenses are granted by Agere under this Agreement; no Source Code versions of computer programs are included in Licensed Materials.

      "Manufacturer's Reference Price" means Agere's list price in effect on the date of the receipt of an Order.

      "Order" means a written (paper or electronic) purchase order issued by Lucent to Agere, which refers to this Agreement and any firm price quotation and specifies (i) the quantity and type of Products being ordered and their applicable prices, charges or fees; (ii) accurate "ship to" and "bill to" addresses; and (iii) the requested delivery date consistent with Lucent's standard interval between acceptance of an Order and delivery.

      "Product(s)" means equipment and parts thereof, but the term does not mean Licensed Materials whether or not such Licensed Materials is part of Firmware.

      "Related Documentation" means materials useful in connection with Licensed Materials such as, but not limited to, flow charts, logic diagrams and listings, program descriptions and specifications. No Source Code versions of Licensed Materials are included in Related Documentation.

      "Services" means engineering, installation, maintenance and other services provided by or on behalf of Agere in support of Product sales.

      "Software" means a computer program consisting of a set of logical instructions and tables of information which guide the functioning of a processor; such program may be contained in any medium whatsoever, including hardware containing a pattern of bits representing such program, but the term "Software" does not mean or include such medium.

      "Source Code" means any version of a computer program incorporating high-level or assembly language that generally is not directly executable by a processor.

      "Specifications" means Agere's or its vendor's written technical specifications for a particular Product furnished under this Agreement.

      "Stocking Location" means a Lucent owned or managed facility that is a "ship to" address for deliveries hereunder.

      "Territory" shall be as set forth in Schedule 1.2.

      "Use" means copying the Licensed Materials, or any portion thereof, into a Product for execution of the instructions and tables contained in such Licensed Materials;

    (b) The following Schedules are incorporated by reference hereunto and form a part of this Agreement:

        Schedule 1.1    Agere Products and Price Schedules

        Schedule 1.2    Supplemental Provisions

        Schedule 5.1    Sample International Letter of Acceptance

        Schedule 5.2    International Letter of Acceptance

3.  RELATIONSHIP OF THE PARTIES

    (a) This Agreement does not establish or constitute Lucent as Agere's representative or agent for any purpose nor does this Agreement establish or constitute Lucent as an employee or franchisee of Agere. The relationship of the parties under this Agreement shall be and at all times remain one of independent contractors and shall not create the relationship of franchiser and franchisee, joint venturer or principal and agent. Lucent shall (a) not have authority to assume or create obligations on Agere's behalf with respect to the Products, Licensed Materials, or Services furnished by Agere hereunder or otherwise except as expressly set forth herein, (b) transact business in the name of Agere, and
(c) shall not take any action which has the effect of creating the appearance of having such authority.

    (b) All persons furnished by Lucent shall be considered solely Lucent's employees or agents, and Lucent shall be responsible for payment of all expenses incurred in solicitation of orders hereunder and payment of all unemployment, Social Security and other payroll taxes including contributions from them when required by law.

    (c) The provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and there are no third party beneficiaries of this Agreement, and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

4.  PERIOD OF AGREEMENT

This Agreement is for the period commencing on the Effective Date hereof through January 31, 2004, unless terminated by either party as stated in the clause "Termination Of Agreement" herein. The Term may be extended for additional one
(1) year periods upon the mutual written agreement of the parties. Except as expressly provided in this Agreement, the modification or termination of this Agreement shall not affect the rights or obligations of either party for any order accepted by Agere before the effective date of the modification or termination.

5.  EXPORT CONTROL; CUSTOMS DUTY DRAWBACK; INTERNATIONAL TERMS

    (a) The parties acknowledge that any products, software, and technical information (including, but not limited to, services and training) provided under this Agreement are subject to U.S. export laws and regulations and any use or transfer of such products, software, and technical information must be authorized under those laws and regulations. Lucent agrees that it will not use, distribute, transfer, or transmit the products, software, or technical information (even if incorporated into other products) except in compliance with U.S. export regulations. If requested by Agere, Lucent also agrees to sign written assurances and other export-related documents as may be required for Agere to comply with U.S. export regulations. Lucent agrees to indemnify and hold Agere, its directors, officers and employees harmless for any claims, losses or damages resulting from Distributor's failure to comply with this Section 5. Lucent acknowledges that it has the responsibility for securing any required licenses and agrees that will in fact do so prior to exportation.

    (b) Lucent reserves the right to claim United States customs duty drawback on all sales made to Lucent under this Agreement. Agere shall cooperate with Lucent in this regard in all reasonable ways, including without limitation, providing proof of exportation, advance notice of exportation, certificates, endorsements, or any other documentation or proof as may be necessary for Lucent, or its Affiliates, to receive payment of the drawback claims(s) and, if required by the United States Customs Service, by making the Products available for examination by the United States Customs Service.

    (c) Lucent and any of its Affiliates in the United States may place or enter into Orders under this Agreement for the purchase of Products in the United States. In the event that Lucent wants to procure Products outside the United States, Orders for Product shall be placed on the appropriate Agere Affiliate by Lucent or a Lucent Affiliate, and the following procedure shall apply. As used herein, "Lucent" refers to the Lucent Affiliate placing the Order and "Agere" refers to the particular Agere entity accepting the Order.

      (i) Prior to submitting or entering into an Order under this Agreement, the non-U.S. Lucent Affiliate and the relevant Agere Affiliate shall sign a Letter of Acceptance ("LOA") in substantially the form set forth in
      Schedule 5.1 committing them to utilize the terms and conditions of this Agreement in any forthcoming procurement of Products in their location, subject to any modified, additional, or deleted terms as set forth in the LOA. Each LOA shall state the Agere Affiliate, the non-U.S. Lucent Affiliate, the applicable Products, and the geographical area to which it applies. Each LOA will incorporate by reference the master terms and conditions of this Agreement and will specify any agreed upon changes required by local law or local operational practice. Such additional terms may include, but shall not be limited to, delivery terms, passage of title, or choice of law. The Parties intend that the terms and conditions of the Agreement shall apply, except with respect to those mutually agreed upon provisions which are required to address (1) local laws/regulations or (2) operational issues resulting from transacting in the particular country identified in the relevant LOA. Each LOA shall be deemed a separate contract between the parties who sign it, and each party identified in such LOA shall look only to the other for performance of their respective obligations under such LOA and any Order placed pursuant to it. Once an LOA has been executed by the relevant parties, multiple Orders may be placed under such LOA.

      (ii) For deliveries outside of the United States only, should there be a conflict between the terms and conditions of an LOA and this Agreement, the terms of the LOA shall prevail. Once an LOA for a specific geographic area is executed by both parties, Orders may be placed under the LOA following the procedures set forth herein (unless modified or amended by the relevant LOA).

    (d) The Letters of Acceptance entered into as of the Effective Date are attached hereto as Schedule 5.2.

6.  FORECASTS AND ORDERS

    (a) Lucent agrees to provide forecasts to Agere in accordance with
Schedule 1.2.

    (b) Any order submitted by Lucent shall contain all information necessary for the furnishing of the Products and Licensed Materials, including, without limitation, the date of the order, the shipping destination (whether a Lucent location or a Drop Ship Order), proposal or quotation number, if any, and any comcode or other applicable Product identifier. If any proposed schedules and dates, including shipment dates, for the furnishing of the Products and Licensed Materials differs from any lead times set forth herein or such shorter standard lead times as Agere may publish from time to time, such schedule must be expressly agreed to in writing by Agere prior to or as part of its acceptance of the order. All orders submitted by Lucent shall be deemed to incorporate and be subject to the terms and conditions of this Agreement as well as any supplemental terms and conditions agreed to by authorized representatives of the parties in writing prior to placement of the order. All other terms and conditions contained on any electronic transmission, purchase order form, or correspondence originated by either party are rejected and shall be void and without effect notwithstanding acceptance of an order by Agere unless separately agreed to in a writing.

    (c) Agere may use either new, reconditioned, refurbished or remanufactured Products or parts in the furnishing of spares, replacement parts, or repairs of Products or Licensed Materials furnished under this Agreement. Agere shall provide new Products and Licensed Materials for initial sale.

    (d) Agere shall accept and acknowledge in writing (or electronically) all Orders submitted by Lucent within five (5) business days after receipt thereof or indicate why an Order cannot be accepted. Agere will promptly notify Lucent of any delays that will postpone its promised shipment date of any accepted order. In the event an Order does not conform with the terms of this Agreement or is in Agere's reasonable judgment defective, Agere may accept or reject the non-conforming order, either in whole or in part (unless the order states that it must be accepted in its entirety). Agere will not be held responsible or liable for any loss or damage arising from its failure to accept any non-conforming orders of Lucent.

    (e) Lucent will not "flow through" to Agere U.S. Government Contracting Provisions (DARS, FARS, etc.) without prior written acceptance of same from Agere.

    (f) Agere and Lucent agree to establish and maintain a facility for the electronic exchange of business information (hereinafter "electronics data interchange" or "EDI"). All exchanges and transactions between the parties transmitted, received or acknowledged by electronic data interchange shall be governed by the terms and conditions of this Agreement. Each party shall bear its own expenses with respect to the creation, maintenance and operation of such systems necessary for EDI.

    (g) Changes to, or cancellations of, Orders, other than cancellations arising under Subsection 6(h) of this Agreement, shall be managed in accordance with the terms set forth in Schedule 1.2.

    (h) Agere shall ship Product in accordance with the acknowledged delivery date of an accepted Order. In the event Agere fails to deliver Product within twenty (20) days of the delivery date acknowledged by Agere, in addition to any other remedies Lucent may have for Agere's late delivery under this Agreement, Lucent may at its option, establish a new delivery date for Agere, or cancel the Order, buy product elsewhere which Agere has so failed to deliver, and deduct from Lucent's Commitment the dollar amount for which commitment has been made elsewhere. If Lucent establishes a revised delivery date and Agere fails to deliver fully conforming Product by that revised date, Lucent may cancel the Order, buy product elsewhere which Agere has so failed to deliver, and deduct from Lucent's Commitment the dollar amount for which commitment has been made elsewhere. Cancellations pursuant to this Section shall be at no charge to Lucent. Agere shall be responsible for the cost of any required expedited airfreight related to late or rescheduled delivery due to Agere's action.

7.  PRODUCT BRANDING

    In the event Lucent wishes to sell or license certain of Agere's Products or Licensed Materials under Lucent's brands and marks, and Agere so agrees in writing, the following additional terms and conditions apply:

    (a) Agere will affix Lucent's brands or marks to the Products, Licensed Materials, documentation, and packaging materials produced for Lucent pursuant to this Agreement ("Lucent Branded Materials"). Lucent hereby grants Agere a royalty free, non-exclusive worldwide license:

        (i) to duplicate and use Lucent's brands and marks for the limited purpose of marking Lucent Branded Materials (or having Lucent Branded Materials made by Agere's suppliers); and

        (ii) to market, sell, and distribute such Lucent Branded Materials exclusively to Lucent or to such Persons as directed to or authorized by Lucent.

    (b) To the extent applicable, Agere will label Products or Licensed Materials as required by Part 68 of United States Federal Communications Commission rules, 47 C.F.R. 68.300. At the sole discretion of Agere, certain Products, Licensed Materials, components, documentation, or packaging delivered to Lucent may also bear trade names, trademarks, trade devices, logos, codes, serial numbers, or other symbols of Agere or of third parties, or of any combination thereof (collectively "Other Marks"). Neither this Agreement nor the purchase and resale of Products or licensing of Licensed Materials containing such Other Marks shall give Lucent any right, title, interest, or privilege with respect to any of the Other Marks. Lucent shall not conduct business or market Products or Licensed Materials under any of the Other Marks or derivatives or variations thereof. Lucent may disclose that the Products are manufactured or produced by Agere, but Lucent shall not directly or indirectly hold itself out as having any other relation to Agere or to any of its affiliates. Lucent shall take all necessary steps to ensure that its dealers, distributors, and agents comply with all provisions of this Section.

    (c) With respect to Lucent Branded Materials, Lucent shall not, without Agere's express written permission, use in advertising, publicity or otherwise any Agere name, trademark, service mark or symbol, trade dress or any other indicia of origin. Lucent shall not represent that it is a dealer, distributor, Agere or agent of Agere or that it is affiliated with, endorsed by, sponsored by or in any way connected with Agere. Lucent shall not imply or state that it has any authority to bind Agere or to modify Agere warranty.

8.  PRODUCT CHANGES

   Agere shall have the right, in Agere's sole discretion, to change the design or to discontinue the manufacture or availability to Lucent of any Product.

    (a) In the event that any such design change affects the form, fit, or function of the Product, then Agere shall notify Lucent of such change when Agere becomes aware of such change and no later than sixty (60) days before the change becomes effective, provided, however, that the notice for any change to Licensed Material shall be no later than thirty (30) days before the change becomes effective. If Lucent and Agere are unable to reach mutual acceptance of the change within thirty (30) days from notification to Lucent, Agere may implement such change at Agere's sole discretion and Lucent may as its exclusive remedies have the following options:

      (i) Cancel any outstanding purchase orders for undelivered Products without incurring any cancellation charges for the Product affected by the design change provided that the design change is the reason for the cancellation, and,

      (ii)  have the option of a last buy quantity of Product, or;

      (iii) continue to purchase changed Product at terms defined in this Agreement.

    (b) For discontinuance of manufacturing or availability of the Product identified in Schedule 1.1 to Lucent, Agere will notify Lucent of such intent no later than ninety (90) days before implementation. Lucent may as its exclusive remedies have the following options:

      (i) Cancel any outstanding purchase orders for undelivered Products without incurring any cancellation charges for the Product; or

      (ii) have the option of a last buy quantity of Product provided that Lucent submits the Order(s) within the ninety (90) days of such notice to take delivery no later than 180 days after the notice.

    (c) In the event of a mandatory change, defined herein as any change required to insure that the material, spares and repairs (i) meet the applicable Product purchase specification(s), (ii) are safe, and (iii) comply with applicable laws, Agere and Lucent will confer regarding a process for mandatory change implementation.

    (d) Agere and Lucent agree to work together to develop means so as to minimize instances in which Lucent is left with inventories of Products that have been rendered obsolete by such action as are described herein.

9.  PRICES

    (a) The applicable discounts for each Order shall be as set forth in
Schedule 1.1 or in a price quotation made by Agere. All price quotations shall be deemed to incorporate this Agreement unless mutually agreed otherwise.

    (b) Discounts for the Products listed in Schedule 1.1 are firm through September 30, 2001.

    (c) Agere may reduce the Manufacturer's Reference Price at any time and shall apply the new price to Orders on hand not shipped as of the effective date of a price reduction. Agere may increase Manufacturer's Reference Price at any time by providing forty-five (45) days notice to Lucent prior to the effective date of such price changes and shall apply the new price to Orders on hand not shipped as of the effective date of a price increase.

10. BILLING AND PAYMENT; TAXES

    (a) Invoices for Products and Licensed Materials will be sent upon shipment or as soon thereafter as practicable. Agere may make partial shipments of Lucent's orders, unless Lucent specifically states in its order that each item will be shipped complete. Such partial shipments shall be separately invoiced.

    (b) Invoices for services rendered to Lucent, if any, will be sent as the work is performed or as soon thereafter as practicable.

    (c) Lucent shall pay the invoiced amount, less any disputed items, for receipt by Agere within thirty (30) days from the date of invoice. Delinquent payments shall be subject to a late payment charge of one and one-half per cent per month or the maximum legal rate, whichever is lower. Each shipment shall constitute an independent transaction, and Lucent shall pay for same in accordance with the specified payment terms. Lucent shall notify Agere of any claim on an invoice within three (3) months from the date of invoice.

    (d) The parties agree taxes shall be allocated as follows:

        (i) Lucent shall bear all taxes, duties, levies and similar charges (and any related interest and penalties), however designated, imposed as a result of the existence or operation of this Agreement, except (i) any tax imposed upon Agere in a jurisdiction other than the jurisdiction under the laws of which Agere was formed (hereinafter referred to as the "Resident Jurisdiction") if such tax is allowable as a credit against the Resident Jurisdiction income taxes of Agere; and (ii) any net income tax imposed upon Agere by any government entity within Agere's Resident Jurisdiction. In order for the exception contained in (i) to apply, Lucent must furnish Agere with such evidence as may be required by the Resident Jurisdiction taxing authorities to establish that such tax has been paid within thirty (30) days of issuance of notice by the local taxing authority so that Agere may claim the credit.

        (ii) If Lucent is required to bear a tax, duty, levy or similar charge pursuant to the preceding paragraph, Lucent shall pay such tax, duty, levy or similar charge and any additional amounts as are necessary to ensure that the net amounts received by Agere hereunder after all such payments or withholdings equal the amounts to which Agere is otherwise entitled under this Agreement as if such tax, duty, levy or similar charge did not exist.

        (iii) Agere shall not collect an otherwise applicable tax if Lucent's purchase is exempt from Agere's collection of such tax and a valid tax exemption certificate is furnished by Lucent to Agere.

        (iv) All prices mentioned in this Agreement are exclusive of value added taxes, turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as "VAT"). In the event that any VAT is payable on the Products and/or services supplied by Agere to Lucent under this Agreement, this VAT shall be added to the prices mentioned and shall be for the account of Lucent. If VAT on the supplies of Agere is payable by Lucent under a reverse charge procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), Lucent shall ensure that Agere will not effectively be held liable for this VAT by the relevant taxing authorities or other parties. Where applicable, Agere shall use its reasonable commercial efforts to ensure that its invoices to Lucent are issued in such a way that these invoices meet the requirements for deduction of input VAT by Lucent, if Lucent is permitted by law to do so.

11. TITLE AND RISK OF LOSS; DELIVERY

    (a) Title and risk of loss to Products shall pass to Lucent upon delivery to Lucent. Title to all Software (whether or not part of Firmware) furnished by Agere and all copies thereof made by Lucent, including translations, compilations, and partial copies are, and shall remain, the property of Agere. Lucent shall notify Agere promptly of any claim with respect to loss which occurs while Agere has the risk of loss and shall cooperate in every reasonable way to facilitate the settlement of any claim. For purposes of this section, "delivery" shall mean the point at which Agere or Agere's supplier or agent turns over possession of the Product to Lucent, Lucent's employee, a common carrier, Lucent's warehouse, or other Lucent agent and not necessarily the final destination shown on the order. Nothing herein shall, during the period a Party has the risk of loss or damage to an item, relieve the other Party of responsibility for loss or damage to the item resulting from the acts or omissions of such other Party, its employees or agents.

    (b) All shipment shall be "ex works," Agere's factory of origin, warehouse or designated supplier location, as such term is described in Incoterms 2000 published by the International Chamber of Commerce.

    (c) Lucent's rejection (or revocation of acceptance) of a non-conforming shipment must be made by written notice within ten (10) days after delivery. Thereafter, Lucent shall have recourse to the appropriate warranty as its exclusive remedy for non-conformity. Products in a rejected shipment shall be returned to Agere in original or equivalent packaging in accordance with Agere's previously supplied written instructions together with a written statement of the reason for such rejection.

12. INDEMNITY BY LUCENT

Lucent agrees to indemnify and save harmless Agere from and against any losses, damages, claims, demands, suits and liabilities (including reasonable attorneys' fees) awarded against Agere by final judgment (or by settlement approved by Lucent) that arise out of or result from injuries or death to persons or damage to property caused by Lucent's acts or omissions, or those of persons furnished by Lucent or in any way arising out of Lucent's performance of this Agreement; or assertions made by persons furnished by Lucent under Workers' Compensation or similar acts; or claims, demands, suits, liabilities or costs arising out of or in any way relating to Lucent's performance or failure of performance under this Agreement provided 1) Agere promptly notifies Lucent in writing of any suits, claims or demands against Agere for which Lucent is responsible under this indemnity, 2) Agere gives Lucent full opportunity and authority to assume the sole defense of and settle such suits and 3) Agere furnishes to Lucent upon request all information and assistance available to Agere for defense against any such suit, claim or demand. Lucent's obligation to indemnify and save Agere harmless shall survive the expiration or earlier termination of this Agreement. Lucent's liability under this indemnity, however, shall in no event exceed the greater of $500,000 or the value of the specific Product or Licensed Material giving rise to the claim for any one occurrence. This indemnity is in lieu of all other obligations of Lucent, express or implied, in law or inequity, to indemnify Agere (except pursuant to Section 15, "Infringement of Patents, Trademarks and Copyrights").

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, SAVINGS OR REVENUES OF ANY KIND, WHETHER OR NOT ANY SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS PROVISION SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY.

13. USE OF INFORMATION

    (a) The term "Information" means all documentation (other than promotional and customer instructional or product description materials), technical information, and confidential business information and pricing information in whatever form recorded, which bears a legend restricting its use or dissemination or which the party providing such information (the "Producing Party") otherwise indicates is confidential, furnished by the Producing Party to the other Party (the "Receiving Party"), and all copies thereof including translations, compilations and partial copies. All Information which the Producing Party furnishes to the Receiving Party under or in contemplation of this Agreement shall remain the property of the Producing Party.

    (b) Unless the Producing Party consents in writing, the Receiving Party shall (i) hold the Information in confidence, except for any part of such Information which is known to it free of any obligation to keep it in confidence or which is now generally known to the public or which later becomes generally known to the public through acts not attributable to the Receiving Party, (ii) not reproduce or copy such Information, in whole or in part, except as necessary for use as authorized by the Producing Party, (iii) if reproduction is permitted, include any copyright and proprietary notices on all copies and mark all media containing such copies with a warning that the Information is subject to restrictions contained in an agreement with the Producing Party and that such Information is the property of the Producing Party, and (iv) return or destroy such Information when no longer needed or, if such Information is recorded on an erasable storage medium, erase it.

    (c) The Receiving Party shall have no obligation to keep confidential information that: (i) was previously known to it free of any confidentiality obligation, (ii) was independently developed by it, (iii) is or becomes publicly available other than by unauthorized disclosure, (iv) is disclosed to third parties by the disclosing party without restriction, or (v) is received from a third party without violation of any confidentiality obligation.

    (d) If a party is faced with legal action or a requirement under government regulations to disclose or make available proprietary or proprietary restricted information received hereunder, such party shall forthwith notify the furnishing party and, upon request of the latter, cooperate in contesting such action or requirement at the requesting party's expense. Neither party shall be liable for damages for any disclosure or unauthorized access pursuant to legal action or government regulations or for inadvertent disclosure, access, or use if the customary degree of care as it uses with respect to its own proprietary or proprietary restricted information has been exercised and if, upon discovery of such inadvertent disclosure, access, or use the furnishing or receiving party has endeavored to prevent any further (inadvertent or otherwise) disclosure or use.

    (e) Except for the receiving party's obligation to keep confidential pricing information, the obligations imposed by this Section shall survive for a period of three (3) years after termination or expiration of this Agreement. The obligations imposed by this Section with respect to Information shall survive termination or expiration of this Agreement.

    (f) the Receiving Party may use such Information only to evaluate, order, market, or provide service with respect to Products or Licensed Materials furnished by Agere hereunder.

14. LICENSE FOR LICENSED MATERIALS

    (a) The license for Licensed Materials with "Tear-Me" or "Tear-Open" licenses shall be as provided in those licenses and shall be provided by Lucent in their unopened original package to the End-User Customer.

    (b) For all other Licensed Materials which are provided to Lucent for its own use, Agere retains title to the Licensed Materials and grants Lucent a personal, non-transferable (except as provided in Section 14(c) below) and non-exclusive license to Use Licensed Materials in the Territory on a single Designated Processor for its own business operations. The Licensed Materials shall not be copied in whole or in part except as necessary for authorized use and each copy shall bear the same copyright and proprietary marks as the original. Lucent shall not reverse engineer, decompile or disassemble any Licensed Materials.

    (c) Agere grants to Lucent the right to sublicense Licensed Materials to its Customers and End-User Customers only, provided Lucent obtains a written license agreement from its sublicensee (unless a sub-license pursuant to Section 14(a) applies) which provides that:

      (i) The end-user is granted a personal, nontransferable and nonexclusive right to use the Licensed Materials in the Territory on a single Designated Processor for its own business operations;

      (ii)  No title to the Licensed Materials is transferred;

      (iii) The Licensed Materials shall not be reproduced or copied in whole or in part except as necessary for authorized use, and such copy shall contain the same copyright notice and proprietary marking as appears on the original;

      (iv) The end-user shall not reverse engineer, decompile or disassemble any Licensed Materials contained in such Licensed Materials.

15. INFRINGEMENT OF PATENTS, TRADEMARKS AND COPYRIGHTS

    (a) In the event of any claim, action, proceeding or suit by a third party against Lucent alleging an infringement of any patent, copyright, or trademark, or a violation of any trade secret or proprietary rights by reason of the use or sale of any Product or Licensed Materials furnished by Agere to Lucent under this Agreement, Agere at its expense, will defend Lucent subject to the conditions and exceptions stated below. Agere will reimburse Lucent for any cost, expense or attorney's fee, incurred at Agere's written request or authorization, and will indemnify Lucent against any liability assessed against Lucent by final judgment on account of such infringement or violation arising out of such use.

    (b) If Lucent's use or sale shall be enjoined or in Agere's opinion is likely to be enjoined, Agere will, at its expense and at its option, either (1) replace the enjoined Product or Licensed Materials furnished pursuant to this Agreement with a suitable substitute free of any infringement, (2) modify it so that it will be free of the infringement, or (3) procure for Lucent or Lucent's customer a license or other right to use it, (4) procure for Lucent a right to sell it. If none of the foregoing options is practical, Agere will remove the enjoined Product or Licensed Materials and refund to Lucent any amounts paid to Agere less a reasonable charge for any actual period of use.

    (c) Lucent shall give Agere prompt written notice of all such claims, actions, proceedings or suits alleging infringement or violation and Agere shall have full and complete authority to assume the sole defense thereof, including appeals, and to settle same. Lucent shall, upon Agere's request and at Agere's expense, furnish all information and assistance available to Lucent and cooperate in every reasonable way to facilitate the defense and/or settlement of any such claim, action, proceeding or suit.

    (d) No undertaking of Agere under this clause shall extend to any such alleged infringement or violation to the extent that it: (1) arises from adherence to design modifications, specifications, drawings, or written instructions which Agere is directed by Lucent to follow, but only if such alleged infringement or violation does not reside in corresponding commercial Product or Licensed Materials of Agere's design or selection; or (2) arises from adherence to instructions to apply Lucent's trademark, trade name, or other company identification; or (3) resides in a Product or Licensed Materials which is not of Agere's origin and which is furnished by Lucent to Agere for use under this Agreement; or (4) relates to uses of Product or Licensed Materials provided by Agere in combinations with other Product or Licensed Materials, furnished either by Agere or others, which combination was not installed, recommended or otherwise approved by Agere. In the foregoing cases numbered (1) through (4), Lucent will defend and save Agere harmless, subject to the same terms and conditions and exceptions stated above with respect to Agere's rights and obligations under this clause. Provided that with respect to (4) above, Lucent will not be obligated to indemnify Agere when the combination was not installed, recommended, or otherwise approved by Lucent.

    (e) The liability of Agere and Lucent with respect to any and all claims, actions, proceedings, or suits by third parties alleging infringement of patents, trademarks, or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any items furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this clause.

16. WARRANTY TO LUCENT

The Warranty shall be as set forth in Schedule 1.2.

17. LIMITATION OF LIABILITY

    (a) Except for personal injury and property damage claims brought against Lucent, as to which Lucent's sole remedies are set forth in Section 18, Indemnity By Agere, and except for infringement claims as to which Lucent's remedies are set forth in Section 15, Infringement Of Patents, Trademarks And Copyrights, Agere shall in no event be liable to Lucent or to Lucent's customers or to third parties for any incidental, consequential or any other indirect loss or damage or for lost profits or revenue of any kind (including those associated with sale of products and monitoring service agreements) or for labor expense, travel expense, or costs of on-site repair, removal or reinstallation of products at any time and for any reason, arising out of this Agreement (or an Agreement between Lucent and Lucent's customers and their customers) or any obligation resulting therefrom, or the use or performance of any Products or Licensed Material, whether in action for or arising out of breach of contract, tort, statute or otherwise.

    (b) Agere's sole and entire liability, and Lucent's sole remedy and Lucent's customers' sole remedy, with regard to the alleged function or malfunction or conformance or non-conformance or condition of Products sold hereunder is as set forth in Section 16, "Warranty To Lucent."

    (c) Agere shall have no liability to Lucent or to anyone claiming under or through Lucent or to Lucent's customers based on any alleged violation by Lucent of consumer fraud or consumer protection or false advertising statues of any jurisdiction, including but not limited to the Federal Trade Commission Act and similar laws in the various states.

    (d) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, SAVINGS OR REVENUES OF ANY KIND, WHETHER OR NOT ANY SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS PROVISION SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY.

18. INDEMNITY BY AGERE

Agere agrees to indemnify and save harmless Lucent from and against any losses, damages, claims, demands, suits and liabilities (including reasonable attorneys' fees) awarded against Lucent by final judgment (or by settlement approved by Agere) that arise out of or result from injuries or death to persons or damage to property caused by Agere's acts or omissions, or those of persons furnished by Agere or in any way arising out of Agere's performance of this Agreement; or assertions made by persons furnished by Agere under Workers' Compensation or similar acts; or claims, demands, suits, liabilities or costs arising out of or in any way relating to Agere's performance or failure of performance under this Agreement provided 1) Lucent promptly notifies Agere in writing of any suits, claims or demands against Lucent for which Agere is responsible under this indemnity, 2) Lucent gives Agere full opportunity and authority to assume the sole defense of and settle such suits and 3) Lucent furnishes to Agere upon request all information and assistance available to Lucent for defense against any such suit, claim or demand. Agere's obligation to indemnify and save Lucent harmless shall survive the expiration or earlier termination of this Agreement. Agere's liability under this indemnity, however, shall in no event exceed the greater of $500,000 or the value of the specific Product or Licensed Material giving rise to the claim for any one occurrence. This indemnity is in lieu of all other obligations of Agere, express or implied, in law or inequity, to indemnify Lucent (except pursuant to Section 15, "Infringement of Patents, Trademarks and Copyrights").

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, SAVINGS OR REVENUES OF ANY KIND, WHETHER OR NOT ANY SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS PROVISION SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY.

19. TRADEMARKS AND OTHER INDICIA

    (a) Products and Licensed Materials procured hereunder and the packaging therefor may bear certain tradenames, trademarks, trade devices, logos, codes or other symbols of Agere (herein "Indicia"). Agere hereby grants Lucent permission to use Indicia in Lucent's marketing and advertising of, and in Lucent's publicity relating to, the Products and Licensed Materials, provided such use conforms to Agere standards and guidelines relating thereto which Agere may furnish from time to time. Lucent may not conduct business under Agere's name or logo. Lucent may not use any of Agere's Indicia or variations thereof to identify Lucent or Lucent's products or services, and Lucent may not use any of Agere's Indicia in a manner that is likely to confuse the public concerning the relationship of the parties. Lucent's use of Indicia shall inure to the benefit of Agere and shall not invest in Lucent any rights in or to the Indicia. All uses of Indicia by Lucent shall be subject to prepublication or pre-use review and written approval by Agere. If, in Agere's judgment, any use of Indicia by Lucent is deemed detrimental to the Indicia or Agere's reputation, or is deemed otherwise undesirable, Agere may withdraw such permission without liability as a result thereof.

    (b) Agere hereby grants on the terms set forth in Section 19(a) permission to use the word "ORiNOCO" in Universal Resource Locators ("URLs") provided, however, that Lucent shall not use the word "ORiNOCO" in the top level domain name of any URL.

20. LEGISLATION AND GOVERNMENT REGULATIONS

Each party shall comply with all applicable requirements of all applicable laws, ordinances, administrative rules and regulations. Each party shall contractually require its subcontractors and agents to comply with all such legal requirements as well. If requested by a party, the other party shall advise in writing of the identity and addresses of its subcontractors, or agents in connection with the Products.

21. AMENDMENT OF AGREEMENT

No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

22. TERMINATION OF AGREEMENT

    (a) Either party may terminate this Agreement, immediately, upon twenty-four
(24) hours written notice:

      (i) if the other party files a petition in bankruptcy, or is adjudicated bankrupt, or makes a general assignment for the benefit of creditors, enters into a receivership, or becomes insolvent, or is otherwise unable to meet its business obligations for a period of six (6) months. Such party shall promptly and fully inform the other party of the imminence or occurrence of any event described in this subparagraph; or

      (ii) in the event of change in the controlling ownership of one party or in the event of a sale or assumption of all or substantially all of the assets of one party, if such change, sale or assumption is unacceptable to the other party.

    (b) Either party may terminate this Agreement if the other party breaches any of the material terms and conditions of this Agreement and the other party fails to cure such breach within thirty (30) days after written notice thereof from the non-breaching party.

    (c) Notwithstanding any other terms or provisions of this Agreement or other arrangements agreed to by the parties, at termination of this Agreement Agere may accelerate the due date of all invoices for Products such that they shall become immediately due and payable on the effective date of termination.

    (d) Upon notice of termination, Agere shall be entitled to reject all or any part of any orders received from Lucent after notice but prior to the effective date of termination. Notwithstanding any credit terms made available to Lucent prior to that time, Agere may require that any Products shipped after notice of termination and prior to effective date of termination shall be paid for by certified or cashier's check prior to shipment.

23. SURVIVAL OF OBLIGATIONS

The respective obligations of Lucent and Agere under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration hereof, shall survive termination, cancellation or expiration hereof, including by way of example and not by limitation, Billing and Payment, Use of Information, Limitation of Liability, Trademarks and Arbitration.

24. FORCE MAJEURE

Except with respect to Lucent's obligation to make timely payments, neither party shall be held responsible for any delay or failure in performance to the extent that such delay or failure is caused by fires, strikes, embargoes, explosions, earthquakes, floods, wars, water, the elements, labor disputes, government requirements, civil or military authorities, acts of God or by the public enemy, inability to secure raw materials or transportation facilities, acts or omissions of carriers or suppliers or other causes beyond its control whether or not similar to the foregoing.

25. ASSIGNMENT

Except as provided in this section, neither party shall assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this Agreement, (an "assignment") without the other party's prior written consent. Any attempted assignment in contravention of this shall be void and ineffective. Nothing shall preclude a party from employing a subcontractor in carrying out its obligations under this Agreement. A party's use of such subcontractor shall not release the party from its obligations under this Agreement. Notwithstanding the foregoing, either Party has the right to assign this Agreement and to assign its rights and delegate its duties under this Agreement, in whole or in part, at any time and without the other Party's consent, to any present or future subsidiary or Affiliate of the assigning Party, to any entity that succeeds to the business of any such party that relates to this Agreement, or to any combination of the foregoing. Such assignment or delegation shall release the assigning Party from any further obligation or liability thereon. The assigning Party shall give the other Party prompt written notice of the assignment. For the purposes of this section, the term "Agreement" includes this Agreement, any subordinate agreement placed under this Agreement and any order placed under this Agreement or subordinate agreement.

26. SEVERABILITY

If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of each party shall be construed and enforced accordingly. However, in the event such provision is considered an essential element of this Agreement, the parties shall promptly negotiate a replacement thereof.

27. RELEASE VOID

Neither party shall require releases or waivers of any personal rights from representatives of the other in connection with visits to its premises and both parties agree that no such releases or waivers shall be pleaded by them in any action or proceeding.

28. NONWAIVER

No course of dealing, course of performance or failure of either party strictly to enforce any term, right or condition of this Agreement shall be construed as a waiver of any term, right or condition.

29. CHOICE OF LAW

The Parties are familiar with New York commercial law, have been guided by New York commercial law in their negotiation of this matter, conduct substantial business in New York and desire to avoid uncertainty and disputes concerning the law that will govern the agreement between the Parties. Accordingly, the Parties expressly intend and agree that the construction interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the State of New York, excluding its choice of law rules and excluding the Convention for the International Sale of Goods.

30. NOTICES

All notices under this Agreement shall be in writing and shall be given by confirmed facsimile, nationally recognized overnight courier, or by certified or registered mail, addressed to Lucent and Agere at the following addresses:

   If to Lucent, to:

   Lucent Technologies Inc.
   600 Mountain Avenue
   Murray Hill, New Jersey 07974
   Attn: Chief Supply Officer

   with a copy to:

   Lucent Technologies Inc.
   600 Mountain Avenue
   Murray Hill, New Jersey 07974
   Attn: General Counsel

   If to Agere, to:

   Agere Systems Nederland BV
   Zadelstede 1-10
   3431 JZ Nieuwegein
   The Netherlands
   Attn: Director of Product Management

   with a copy to:

   Agere Systems Inc.
   555 Union Blvd.
   Allentown, PA 18103
   Attn: General Counsel

Either party may designate a different address for purposes of this Section 30, Notices, by notice forwarded to the other party pursuant hereto. Such notices shall be deemed to have been given when received.

31. PARAGRAPH HEADINGS

The paragraph headings contained in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

32. INTERPRETATION

Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, section, exhibit, schedule and appendix references are to the articles, sections, exhibits, schedules and appendices to this Agreement unless otherwise specified. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive. References to "Schedule" shall include all sub-schedules thereto, but reference to a sub-schedule (e.g. Schedule 1.1) shall refer solely to the specific identified sub-schedule. Unless expressly stated to the contrary in this Agreement, all references to "the date hereof," "the date of this Agreement," "hereby" and "hereupon" and words of similar import shall all be references to the Effective Date, regardless of any amendment or restatement hereof.

33. MEDIATION, DISPUTE RESOLUTION

    (a) The provisions set forth in this Section 33 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement, or the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby), or the commercial or economic relationship of the parties relating hereto.

    (b) It is the intent of the parties to use their respective reasonable best efforts to resolve expeditiously and on a mutually acceptable negotiated basis any dispute, controversy or claim between them with respect to the matters covered hereby that may arise from time to time. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an "Escalation Notice") demanding an in-person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use commercially reasonable efforts to meet within thirty (30) days of the Escalation Notice.

    (c) If the parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation. The parties shall retain a mediator to aid in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any action by either party.

    (d) In the event that any party, after complying with the provisions set forth in the preceding two paragraphs, desires to commence an action, such party may submit the dispute, controversy or claim (or series of related disputes, controversies or claims) giving rise thereto to a court of competent jurisdiction.

    (e) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section with respect to all matters not subject to such dispute, controversy or claim.

34. COUNTERPARTS; ENTIRE AGREEMENT; CORPORATE POWER

    (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

    (b) This Agreement and any exhibits, schedules and appendices hereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein.

    (c) Each party represents as follows:

      (i) each has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

      (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement enforceable in accordance with the terms thereof.

IN WITNESS WHEREOF, the parties have caused this ORiNOCO PRODUCT PURCHASE AGREEMENT to be executed by their duly authorized representatives as of the Effective Date.


                                       LUCENT TECHNOLOGIES INC.


                                       By:  /s/ ROBERT C. HOLDER
                                          ___________________________
                                       Name:  Robert C. Holder
                                       Title: Executive Vice President

                                       AGERE SYSTEMS INC.


                                       By:  /s/ JOHN T. DICKSON
                                          ___________________________
                                       Name:  John T. Dickson
                                       Title: President and
                                              Chief Executive Officer